Exhibit 99.1

Commerce Union Bancshares, Inc. Named 2016 Bank & Thrift “Sm-All Star” by Sandler O’Neill + Partners

BRENTWOOD, Tenn.--(BUSINESS WIRE)--September 27, 2016--Commerce Union Bancshares, Inc. (Nasdaq: CUBN), parent of Reliant Bank, announced today that the company has been named a member of the Sandler O’Neill Sm-All Stars Class of 2016, a list of 27 top performing publicly traded small-cap banks and thrifts in the country.

“We are very excited to be named as a new member of the Sm-All Stars. It is such an honor to hold this elite status with the prestigious Sandler O’Neill Sm-All Stars,” commented Ron DeBerry, Chairman and Chief Executive Officer of Commerce Union Bancshares. “This recognition truly demonstrates our dedication and commitment to being a top performing financial institution,” stated DeVan Ard, President and Chief Executive Officer, Reliant Bank.

In their evaluation, Sandler O’Neill + Partners assessed publicly traded companies with market caps below $2.5 billion that surpassed barriers related to growth, profitability, credit quality, and capital growth. Over 400 publicly traded banks and thrifts were elevated to identify the 27 outstanding institutions for the Class of 2016. Sandler O’Neill + Partners is a full-service investment banking firm and broker-dealer focused on the financial services sector.

About Commerce Union Bancshares, Inc. and Reliant Bank

Commerce Union Bancshares, Inc. (NASDAQ: CUBN) is a Brentwood, Tennessee-based bank holding company which operates banking centers in Davidson, Robertson, Rutherford, Sumner and Williamson Counties, Tennessee through its wholly-owned subsidiary Reliant Bank. Reliant Bank is a full-service commercial bank that offers a variety of deposit, lending and mortgage products and services to business and consumer customers. For additional information, locations and hours of operation, please visit our website found at www.reliantbank.com.

CONTACT:
Reliant Bank
DeVan Ard, 615-221-2020
President and Chief Executive Officer
or
Commerce Union Bancshares, Inc.
Ron DeBerry, 615-433-7200
Chairman and Chief Executive Officer